CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-167410, 333-101548 and 333-56093) of DENTSPLY International Inc. of our report dated February 20, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassifications and the change in accounting for debt issuance costs as discussed in Note 1, to which the date is October 28, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in DENTSPLY International Inc.'s Current Report on Form 8‑K dated October 28, 2015.

PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania
October 28, 2015